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                                                                      Exhibit 3b
American
 Funds             American Funds Distributors
 Distributors/SM/  ----------------------------------------------------------
                   333 South Hope Street . Los Angeles, California 90071
                   Telephone 800/421-9900, ext. 11


                    AMERICAN LEGACY III--SEPARATE ACCOUNT H

                 OF LINCOLN LIFE & ANNUITY COMPANY OF NEW YORK

                            SELLING GROUP AGREEMENT

Gentlemen:

     We have entered into a Principal Underwriting Agreement with Lincoln Life & Annuity Company of New York ("LNY") and Separate Account H of Lincoln Life under which we are appointed to form a selling group of duly registered and licensed brokers or dealers to distribute Individual Variable Annuity Contracts (the "Contracts") issued by ("LNY") through Separate Account H. The Contracts are considered securities under the Securities Act of 1933. This Agreement is subject to all provisions of the Principal Underwriting Agreement among the parties mentioned above. This Agreement on your part runs to us and to LNY and Separate Account H and is for the benefit of and enforceable by each party. The terms "you" and "your" as used herein refer to the firm actually signing this Agreement as well as the signing firm's insurance agency subsidiaries, if any.

    You are authorized to offer and sell the Contracts subject to the following conditions:

       1. You represent that you are a properly registered and licensed broker or dealer under applicable federal and state securities laws and regulations and a member in good standing of the National Association of Securities Dealers ("NASD") and agree to notify us immediately if you cease to be so registered or licensed or a member in good standing of the NASD. (The provisions of the preceding sentence do not apply to a broker or dealer located in a foreign country and doing business outside the jurisdiction of the United States.)

       2. You agree to abide by all rules and regulations of the NASD, including its Conduct Rules, and to comply with all applicable federal and state laws, rules and regulations (all of which shall control and override any provision to the contrary in this Agreement).

     You are responsible for such supervision of your registered representatives and other associated persons which will enable you to ensure that your registered representatives and associated persons are in compliance with applicable securities laws, rules, regulations and statements of policy promulgated thereunder.

     Your authority under this Agreement extends only to the Contracts described herein.

       3. You represent that you will not sell any Contracts until you are a properly licensed insurance agent duly appointed by LNY.

       4. You will distribute the Contracts only in those jurisdictions in which the Contracts are registered or qualified for sale and only through your duly licensed registered representatives (in accordance with the rules of the NASD) who are fully licensed with LNY to sell the Contracts in the applicable jurisdictions (in accordance with the insurance regulations and laws of such jurisdictions).

       5. All applications and initial and subsequent payments under the Contracts collected by you will be remitted promptly by you to LNY at such address as LNY may from time to time designate.

      6. You agree to indemnify and hold LNY harmless from any liabilities (and reasonable attorney fees and court costs) that may result from your actions or omissions or those of your registered representatives and other associated persons.

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     7. All applications are subject to acceptance or rejection by LNY at its sole discretion. LNY will make payment of commissions directly to you with respect to the sale of the Contracts according to the schedule set forth below except that no commissions will be paid on Contracts that are not initially subject to the contingent deferred sales charge. Any commission paid on a Contract that is cancelled under the Contract's review provisions will be repaid to LNY or charged against your account.

  American Legacy III
  Variable Annuity

     The standard commission schedule pays to dealers 4.75% of each purchase payment and a 0.25% annual service fee (on all contract purchase payments beginning in the second contract year which increases to 0.40% after 84 months). The additional following choices are also available:

          Schedule (1)  6.00% of each purchase payment, 0.25% annual service fee after 84 months

          Schedule (2)  5.10% of each purchase payment, 0.25% annual service fee

          Schedule (3)  0.75% of each purchase payment, 0.75% annual continuing commission, 0.25% annual service fee

     AFD will give up a portion of its remuneration in order to provide an extra sales volume allowance of 0.25% of Purchase Payments to be paid to dealers maintaining a sales volume of at least $7,500,000 in each calendar year. LNY, upon notification from AFD, will deduct enough from AFD's remuneration to pay this additional allowance to that dealer on all sales for that calendar year. Payments will be made to qualifying dealers every quarter after notification from AFD is received by LNY. The above options do not affect the 0.25% sales volume allowance paid to dealers maintaining a sales volume of at least $7,500,000 in the American Legacy III variable annuity in each calendar year.

     Commission options can be chosen on a contract by contract basis by the individual registered representative. Once a commission option is chosen for a contract, it may not be changed. The commission option chosen must be indicated on the application. If no selection is made, the default will be our standard commission schedule.

     Service fees for schedule (1) will be paid to dealers on the value of all contract purchase payments beginning in the eighth contract year. The service fee will be paid at the end of each calendar quarter on the quarter ending account value less purchase payments made in the previous 84 months. Service fees for schedules (2) and (3) and the schedule (3) continuing commissions will be paid to dealers on the value of all contract purchase payments beginning in the second contract year. These service fees and continuing commissions will be paid at the end of each calendar quarter on the quarter ending account value less purchase payments made in the previous 15 months. Service fees and continuing commissions will continue to be paid on a particular contract until the contract is surrendered or annuity benefits begin to be paid under an annuity option.

     Service fee payments are subject to the continuation of the plan of distribution adopted by American Variable Insurance Series, which serves as the investment vehicle for American Legacy III, and such service fee payments may be varied or discontinued at any time.


     Additional Deposits Made At or After Age 81 and Before Age 86 to Contracts
     --------------------------------------------------------------------------
     Issued Before Age 81.
     ---------------------

               If the contract is issued to an owner under age 81, any deposit received at or after the owner attains age 81 and before the owner attains age 86 will receive the same annual service fee and same annual continuing commission according to the commission schedule selected, but a different commission on additional purchase payments. The commission will depend on the original schedule chosen.

               If the standard schedule was chosen, then a commission of 2.25% of each purchase payment will be paid on purchase payments made at or after age 81 and before age 86.

               If schedule (1) had been chosen, the commission is 3.00% of each purchase payment made at or after age 81 and before age 86.

               If schedule (2) had been chosen, the commission is 2.25% of each purchase payment made at or after age 81 and before age 86.

               If schedule (3) had been chosen, the commission is 0.65% of each purchase payment made at or after age 81 and before age 86.

               The service fee and continuing commission will be paid at the end of each calendar quarter on the quarter ending account value less purchase payments made in the previous 84 months for schedule (1) and 15 months for schedules (2) and (3).

     Newly-Established Contracts with Owner Issue Age At or After Age 81 and
     -----------------------------------------------------------------------
     Before Age 86.
     --------------

               All purchase payments made to contracts with owner issue age at or after age 81 and before age 86 will receive one of the following commission schedules. In addition to the standard commission schedule (which pays 2.25% of each purchase payment made at or after age 81 and before age 86 plus a continuing 0.25% annual service fee), the following choices are available:

               (1) 3.00% of each purchase payment, 0.25% annual service fee after 84 months

               (2)  2.25% of each purchase payment, 0.25% annual service fee

               (3) 0.65% of each purchase payment, 0.65% annual continuing commission, 0.25% annual service fee.

     The service fee and continuing commission will be paid at the end of each calendar quarter on the quarter ending account value less purchase payments made in the previous 84 months for schedule (1) and 15 months for schedules
     (2) and (3).

     Additional Deposits Made At or After Age 86 to Contracts Issued Before
     ----------------------------------------------------------------------
     Age 86
     ------

               If the contract is issued to an owner under age 86, any deposit received at or after the owner attains age 86 will receive the same annual service fee and the same annual continuing commission according to the commission schedule selected, but a different commission on additional purchase payments. The commission will depend on the original schedule chosen.

               If the standard schedule was chosen, then a commission of 1.60% of each purchase payment will be paid on purchase payments made at or after age 86.

               If schedule (1) had been chosen, the commission is 2.00% of each purchase payment made at or after age 86.

               If schedule (2) had been chosen, the commission is 1.60% of each purchase payment made at or after age 86.

               If schedule (3) had been chosen, no initial commission is paid on additional purchase payments made at or after age 86. The schedule (3) continuing commission and service fee will apply to these purchase payments.

               The service fee and continuing commission will be paid at the end of each calendar quarter on the quarter ending account value less purchase payments made in the previous 84 months for schedule (1) and 15 months for schedules (2) and (3).

     1. Annuitization
        -------------

     Upon annuitization of a Contract to which no surrender charges apply: (1) a continuing commission of 0.80% annually will be paid to dealers on statutory reserves for that portion of the Contract which has been annuitized on a variable basis and which remains annuitized on a variable basis (i.e. excluding any statutory reserves associated with post-annuitization transfers from a variable payout status to fixed payout status). This amount will be based on the calendar quarter end reserve amount and paid to dealers each calendar quarter; and/or (2) a one time commission of 3.00% will be paid to dealers on Contract value which has been annuitized on a fixed basis.

     8. We will use reasonable efforts to provide information and marketing assistance to you, including providing you without charge reasonable quantities of advertising materials, sales literature, reports, current Prospectuses of the Contracts and of the underlying variable funding vehicle, the American Variable Insurance Series.

     9. In making all offers of the Contracts you will deliver the applicable currently effective Prospectuses.

     10. You are to offer and sell the Contracts only at the regular public offering price currently determined by Separate Account H in the manner described in the current Prospectus or Contract and will make no representation not included in the Prospectus or Contract or in any authorized supplemental material. This Agreement is in all respects subject to all provisions of the current Prospectuses.

     11. We will deliver and you will use only sales literature and advertising material which conforms to the requirements of federal and state laws and regulations and which have been authorized by LNY and us.

     12. The signing of this Agreement does not obligate LNY to license any particular registered representative as a salesman of Contracts. All licensing matters under any applicable state insurance law shall be handled directly by you and the registered representative involved, but LNY must be furnished all required proof of state insurance licensing before commission payments may be made.

     13. You understand that with respect to American Funds Distributors, Inc. you are acting in the capacity of an independent contractor.

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     14. Any party to this Agreement may cancel at any time upon written notice to all other parties, effective upon receipt.

     15. All communications to us should be sent to the above address. All communications to Lincoln Life should be sent to their address, which is listed below. Any notice to you shall be duly given if mailed or telegraphed to you at the address specified by you below.

  Three originals of this Agreement should be executed. Two of the originals should be returned to us for our files. The Agreement shall be effective as of the date of acceptance by you, but only upon receipt by us of the two originals. This Agreement may be amended by notification from us and orders received following such notification shall be deemed to be an acceptance of such amendments. This Agreement shall be construed in accordance with the laws of the State of California.

                                    Very truly yours,

                                    American Funds Distributors, Inc.
                                    333 South Hope Street
                                    Los Angeles, CA 90071


                                    By:________________________________________


                                    Lincoln Life & Annuity Company of New York
                                    120 Madison Street, Suite 1700
                                    Syracuse, New York 13202


                                    By:________________________________________


Accepted:

-----------------------------------
               Firm

By: _______________________________
    Signature of Officer or Partner

-----------------------------------
   Print Name of Officer or Partner

Address: __________________________

         --------------------------
Date: _____________________________





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